Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

AEGLEA BIOTHERAPEUTICS, INC.

AEGLEA BIOTHERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Aeglea BioTherapeutics, Inc. (the “Corporation”).

SECOND: The Corporation was first formed on December 16, 2013 under the name Aeglea BioTherapeutics Holdings, LLC, a Delaware limited liability company. Aeglea BioTherapeutics Holdings, LLC converted into Aeglea BioTherapeutics, Inc. on March 10, 2015. The date of filing of the original Certificate of Incorporation of Aeglea BioTherapeutics, Inc. with the Secretary of State was March 10, 2015 under the name Aeglea BioTherapeutics, Inc.

THIRD: The Board of Directors (the “Board”) of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation as follows:

Section 1 of Article IV of the Certificate of Incorporation, as presently in effect, of the Corporation is hereby amended and restated in its entirety as follows:

“1.    Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is Four Hundred and Ten Million (410,000,000) shares, consisting of two classes: Four Hundred Million (400,000,000) shares of Common Stock, $0.0001 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

FOURTH: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 211 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

In Witness Whereof, Aeglea BioTherapeutics, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this 21st day of November, 2023.

Aeglea BioTherapeutics, Inc.

By:	/s/ Cameron Turtle
Name:	Cameron Turtle
Title:	Chief Operating Officer